Exhibit 99.1

NEWS RELEASE

CONTACT:
Janine Orf
(314) 275-3680
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES RESULTS
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2008
Highlights:
•	Revenues up 113% in fourth quarter and 54% for full year

•	Significant progress on Magnum integration and mine rationalization plan

•	Idling of Jupiter, Remington & Black Oak mines

•	Expected 2009 sales volumes between 36 and 38 million tons

•	Reduced 2009 capital expenditures to reflect market conditions
     ST. LOUIS, February 10 – Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the quarter and year ended December 31, 2008. The Company reported revenues of $541.0 million, net income of $65.2 million and diluted earnings per share of $0.85 for the 2008 fourth quarter. This compares to revenues of $254.2 million and a net loss of $57.7 million in the 2007 fourth quarter. EBITDA was negative $11.8 million and negative $21.6 million for the quarters ending December 31, 2008 and 2007, respectively.
     The Company reported revenues of $1.7 billion, net income of $146.9 million and diluted earnings per share of $2.28 for 2008. This compares to revenues of $1.1 billion and a net loss of $122.5 million in 2007. EBITDA was $44.2 million in 2008 and $0.4 million in 2007. As required by U.S. GAAP, preliminary purchase accounting related to the Magnum Coal acquisition is reflected in the financial statements. In accordance with SFAS No. 141, included as income in third and fourth quarter 2008 net income were $121.9 million and $127.7 million, respectively, in purchase price accounting adjustments from Magnum’s below-market sales and purchase contracts.
     “In 2008, coal markets experienced record-high prices mid-year, followed by an economy-driven downturn by year-end. While these unprecedented swings were occurring in the coal markets, we completed our acquisition of Magnum, and made significant progress in realizing synergies and integrating the companies,” said Patriot Chief Executive Officer Richard M. Whiting.
     “We have reacted quickly to changes in demand, refining our production plans and optimizing our mining complexes, as we pursue the transformation of Patriot into a more cost-competitive long-term coal supplier,” noted Whiting. “We have implemented a specific management action plan that included key decisions to close high-cost mines, cut capital expenditures, transfer equipment to more productive locations, reduce the prices we pay for materials and supplies, and fill open positions with displaced miners from idled operations.”
     “The industry continues to face new regulations and more aggressive enforcement surrounding both environmental and mining statutes. With this more costly regulatory landscape, we are aggressively seeking customer reimbursement under applicable coal supply agreements. We are also actively pursuing the restructuring of certain below-market legacy coal supply agreements, which place an unreasonable burden on the Company,” added Whiting. “Intense focus on revenue optimization and control of spending in any form are the highest priorities, other than the safety of our workers, at every level of the Company. We are making meaningful progress on all of these initiatives.”
Financial Overview
2008 Fourth Quarter
     “As anticipated, production at our important Federal and Panther longwall mines remained at reduced levels in the fourth quarter, as we continued to experience sandstone intrusions in both mines. While difficult geology at Federal continued through January, production has now improved, and we expect normal mining conditions by the end of February. At Panther, our drilling and development work point to good mining conditions by early March. Additionally, we upgraded the shearer at the Panther mine in late December to improve its reliability. Importantly, we have adjusted future panels at both longwall mines to minimize the impact of difficult geology,” continued Whiting.
     Tons sold in the quarter included 7.4 million tons of thermal and 2.0 million tons of metallurgical coal. The total of 9.4 million tons represented an increase of 4.3 million tons from the prior year, largely as a result of Central Appalachia thermal coal sales from the acquired Magnum mines. Metallurgical volumes were impacted by sudden and unexpected customer deferrals and cancellations of deliveries in the 2008 fourth quarter brought about by the decline in steel production.

     Revenues in the 2008 fourth quarter were $541.0 million, an increase of $286.8 million over the prior year amount. Revenues in the Appalachia Mining Operations segment increased $273.8 million over the prior year amount, primarily as a result of including Magnum results, as well as significantly higher average selling prices. Revenues in the Illinois Basin increased $10.4 million as a result of higher average selling prices.
     Operating costs and expenses in the 2008 fourth quarter were reduced by $127.7 million for purchase price accounting adjustments from shipments related to Magnum’s below-market sales and purchase contracts.
     EBITDA was negative $11.8 million for the 2008 fourth quarter. Third quarter production issues carried over into the fourth quarter, and the cost of effecting mine plan changes also impacted EBITDA. As expected, production was negatively impacted by difficulties at the Federal and Panther longwall mines, causing a shortfall of nearly 800,000 tons in the quarter. Additionally, the 2008 fourth quarter included certain costs incurred as the Company prepared to idle several mining facilities.
     “Management was disappointed with fourth quarter production and EBITDA results. However, our cost per ton decreased by more than $2.00 in Appalachia and nearly $1.50 in the Illinois Basin, as compared to the 2008 third quarter,” noted Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder. “As we upgrade our production base, we should see a further reduction in cost per ton and improvement in operating margins.”
2008 Full Year
     Tons sold for the year ended December 31, 2008 were 28.5 million, compared to 22.1 million in the prior year. Higher volumes were primarily a result of including Magnum results beginning with the July 23, 2008 acquisition date. Revenues in 2008 were $1.7 billion, an increase of $581.3 million over the prior year. Higher revenues were primarily a result of including Magnum results, as well as higher realized average selling prices.
     The purchase price accounting adjustments associated with Magnum’s below-market sales and purchase contracts shipped during the third and fourth quarters reduced operating costs and expenses for 2008 by $249.5 million.
     EBITDA was $44.2 million for 2008, compared to $0.4 million in 2007. In 2007, Patriot realized gains on property sales of $81.5 million. Gains on property sales in 2008 totaled $7.0 million. Excluding the effect of gains on property sales in both years, EBITDA was $118.3 million higher in 2008, primarily as a result of significantly higher average selling prices, as well as increased higher-margin metallurgical coal volumes.

Safety and Environmental Awards
     At Patriot, safety is the highest priority and the cornerstone of the Company’s relationship with its employees. In 2008, Patriot achieved the lowest incident rate for reportable accidents in the Company’s history. Patriot also received a number of safety-related awards, including further recognition of its best-in-class national champion mine rescue teams, winning first place awards in the Virginia Mining Institute Mine Rescue Contest, Illinois Mining Institute Mine Rescue Contest, West Virginia State Mine Rescue Contest and Alabama Mine Rescue Contest. Additionally, Patriot’s Dodge Hill complex received a Certificate of Achievement from the U.S. Department of Labor for outstanding safety performance at its preparation plant, and Patriot’s Grand Eagle surface mine received a Certificate of Honor from the U.S. Department of Labor.
Credit and Capital
     Patriot has approximately three years remaining under its $500 million revolving credit facility. As of December 31, 2008, the Company had $23 million in borrowings and $351 million in letters of credit against the facility, leaving unused borrowing capacity of $126 million. At the end of the 2009 first quarter, Patriot expects to have borrowings between $75 and $100 million against the facility, primarily as a result of taking delivery on previously committed capital equipment. This amount, coupled with estimated letters of credit of $330 to $340 million, would leave unused borrowing capacity of $60 to $95 million at the end of the 2009 first quarter.
     Total debt was $244.7 million as of December 31, 2008, consisting mainly of $200 million of 3.25% convertible debt due in 2013. Capital expenditures totaled $47.3 million in the 2008 fourth quarter, primarily related to development of lower-cost mines, upgrading the longwall shearer at Panther, replacement equipment and government required safety-related expenditures. Capital expenditures totaled $121.4 million for the full year. Capital expenditures for 2009 are expected to be highest in the first quarter, then decline in the remaining quarters. Total 2009 capital expenditures are expected to be $100 to $125 million for the full year, which is significantly lower than historical averages for the combined operations.

Market Overview
     The sudden global recession resulted in decreased demand worldwide for steel and electricity beginning in the 2008 third quarter. Since the beginning of the fourth quarter, utilization at U.S. steel mills has dropped from 83% to 44%. Globally, blast furnace iron production decreased 16% during the fourth quarter. As a result, domestic and international steel mills have significantly reduced metallurgical coal purchases.
     Thermal coal prices delivered into northern Europe decreased 45% during the 2008 fourth quarter. U.S. producers that previously sold into the export thermal market are now selling their coal into the U.S. thermal market. Additionally, increased production and decreased industrial demand of natural gas have caused traded natural gas prices to decrease 25% during the 2008 fourth quarter, and another 19% since the start of 2009. At the same time, electricity consumption declined 1.6% in the 2008 fourth quarter compared to the prior year. As a result of the redirected export and metallurgical coal shipments, decreased natural gas prices and lower coal-fired electricity demand, traded U.S. thermal coal prices have fallen approximately 50% since the beginning of the fourth quarter.
     Throughout the industry, mines will likely close and expansions will be curtailed if coal prices fall below marginal costs. In the U.S. and internationally, approximately 35 and 20 million tons, respectively, of production cuts for 2009 have already been announced. In the U.S., mine closures have been a mix of thermal and metallurgical coal, while most international mine closures have been at Australian and Canadian metallurgical coal mines. Additional production cuts are expected during 2009 as suppliers react to lower demand and pricing.
     As the result of lower coal-fired generation, eastern U.S. utility coal stockpiles grew 20% during the fourth quarter of 2008. However, eastern coal inventories on December 31 were only 1.9 million tons higher than a year ago and at the approximate midpoint of their five-year range.
     While the weak global economy is negatively affecting the coal industry in the short-term, coal’s long-term future remains positive. Coal continues to be the primary fuel powering the U.S., as well as China, India and other developing economies. Patriot believes that as the economy recovers, supply and demand will come back into balance. Further, mine closures in 2009 should accelerate the return to market equilibrium.
Outlook
     For 2009, the Company anticipates sales volumes in the range of 36.0 to 38.0 million tons and cost per ton in the range of $56.00 to $59.00 for the Appalachian segment and $35.00 to $37.00 for the Illinois Basin segment.

     Average selling prices of currently priced tons are as follows:

	2009		2010
	Tons		Tons
	(millions)	Price per ton	(millions)	Price per ton
Appalachia – thermal	22.3	$57	14.0	$59

Illinois Basin – thermal	7.8	$38	6.5	$40

Appalachia – met	4.9	$108	0.5	$86

Total	35.0		21.0

     As of December 31, 2008, based on the Company’s expected total 2009 production volumes, there remained unpriced up to 2.0 million tons of metallurgical coal and up to 1.0 million tons of thermal coal. Of expected 2010 volumes, up to 7.0 million tons of metallurgical coal and up to 12.0 million tons of thermal coal remained unpriced as of December 31. Expected unpriced volumes reflect updated production estimates based on the current market environment.
     “We believe we have great potential to prosper as the world economy and coal markets regain strength,” concluded Whiting. “We look forward to delivering to our stakeholders the bottom-line benefits of the Magnum acquisition and our new strategic initiatives.“
Conference Call
     Management will hold a conference call to discuss the fourth quarter results on February 10, 2009 at 10:00 a.m. Central Time. The conference call can be accessed by dialing 800-288-8967, or through the Patriot Coal website at www.patriotcoal.com. International callers can dial 612-288-0329 to access the conference call. A replay of the conference call will be available on the Company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, passcode 985251.
About Patriot Coal
     Patriot Coal Corporation is the third largest producer and marketer of coal in the eastern United States, with 15 mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: changes in laws or regulations; changes in general economic conditions, including coal, power and steel market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; the Company’s dependence on coal supply agreements with Peabody Energy Corporation in the near future; geologic, equipment and operational risks associated with mining; supplier and contract miner performance and the availability and cost of key equipment and commodities; the Company’s ability to replace coal reserves; labor availability and relations; availability and costs of transportation; weather patterns affecting energy demand; ability to obtain mining permits; legislative and regulatory developments; risks associated with environmental laws and compliance; the outcome of pending or future litigation; and the availability and costs of competing energy resources. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K, 10-Q, S-4 and 8-K reports.
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Condensed Consolidated Statements of Operations (Unaudited)
For the Quarter and Year Ended December 31, 2008 and 2007
(Dollars and tons in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Tons sold	9,404	5,062	28,520	22,143

Revenues
Sales	$537,132	$252,974	$1,630,873	$1,069,316
Other revenues	3,893	1,203	23,749	4,046

Total revenues	541,025	254,177	1,654,622	1,073,362

Costs and expenses
Operating costs and expenses	411,813	261,784	1,329,259	1,109,252
Depreciation, depletion and amortization	43,626	21,592	125,356	85,640
Asset retirement obligation expense	7,534	7,208	19,260	20,144
Selling and administrative expenses	13,297	12,795	38,607	45,137
Net loss (gain) on disposal or exchange of assets	17	1,238	(7,004)	(81,458)

Operating profit (loss)	64,738	(50,440)	149,144	(105,353)
Interest income	(6,774)	(3,250)	(17,232)	(11,543)
Interest expense	6,362	1,833	19,526	8,337
Minority interests	—	629	—	4,721

Net income (loss)	65,150	(49,652)	146,850	(106,868)
Effect of minority purchase arrangement	—	(8,091)	—	(15,667)

Net income (loss) attributable to common stockholders	$65,150	$(57,743)	$146,850	$(122,535)

Earnings per share
Basic:
Net income (loss)	$0.85	$(1.87)	$2.31	$(4.02)
Effect of minority purchase arrangement	—	(0.30)	—	(0.59)

Net income (loss) attributable to common stockholders	$0.85	$(2.17)	$2.31	$(4.61)

Diluted:
Net income (loss)	$0.85	$(1.87)	$2.28	$(4.02)
Effect of minority purchase arrangement	—	(0.30)	—	(0.59)

Net income (loss) attributable to common stockholders	$0.85	$(2.17)	$2.28	$(4.61)

EBITDA	$(11,765)	$(21,640)	$44,238	$431

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarter Ended December 31, 2008 and 2007

	Quarter Ended December 31,
	2008	2007
Tons Sold (In thousands)
Appalachia Mining Operations	7,386	3,088
Illinois Basin Mining Operations	2,018	1,974

Total	9,404	5,062

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$462,252	$188,466
Illinois Basin Mining Operations	74,880	64,508
Appalachia Other	3,893	1,203

Total	$541,025	$254,177

Revenues per Ton — Mining Operations
Appalachia	$62.58	$61.03
Illinois Basin	37.11	32.68
Total	57.12	49.98

Operating Costs per Ton — Mining Operations (1)
Appalachia	$58.66	$57.15
Illinois Basin	35.13	32.30
Total	53.62	47.47

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$3.92	$3.88
Illinois Basin	1.98	0.38
Total	3.50	2.51

	Dollars in thousands
Past Mining Obligation Expense	$35,049	$22,089

Capital Expenditures (Excludes Acquisitions)	47,309	13,784

(1)	Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, asset retirement obligations, depreciation, depletion and amortization and net sales contract accretion excluding back-to-back coal purchase and sales contracts.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Year Ended December 31, 2008 and 2007

	Year Ended December 31,
	2008	2007
Tons Sold (In thousands)
Appalachia Mining Operations	20,654	14,432
Illinois Basin Mining Operations	7,866	7,711

Total	28,520	22,143

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$1,347,230	$817,070
Illinois Basin Mining Operations	283,643	252,246
Appalachia Other	23,749	4,046

Total	$1,654,622	$1,073,362

Revenues per Ton — Mining Operations
Appalachia	$65.23	$56.62
Illinois Basin	36.06	32.71
Total	57.18	48.29

Operating Costs per Ton — Mining Operations (1)
Appalachia	$57.91	$50.64
Illinois Basin	34.39	31.17
Total	51.42	43.86

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$7.32	$5.98
Illinois Basin	1.67	1.54
Total	5.76	4.43

	Dollars in thousands
Past Mining Obligation Expense	$110,308	$137,602

Capital Expenditures (Excludes Acquisitions)	121,388	55,594

(1)	Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, asset retirement obligations, depreciation, depletion and amortization and net sales contract accretion excluding back-to-back coal purchase and sales contracts.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
December 31, 2008 and 2007
(Dollars in thousands)

	December 31,	December 31,
	2008	2007
	(Unaudited)
Cash and cash equivalents	$2,872	$5,983
Receivables	163,556	125,985
Inventories	80,953	31,037
Below market purchase contracts acquired	8,543	—
Other current assets	12,529	6,214

Total current assets	268,453	169,219
Net property, plant, equipment and mine development	3,160,676	876,289
Notes receivable	131,066	126,381
Investments and other assets	63,416	27,948

Total assets	$3,623,611	$1,199,837

Short-term borrowings	$23,000	$—
Accounts payable and accrued liabilities	418,960	184,519
Below market sales contracts acquired	324,407	—

Total current liabilities	766,367	184,519
Long-term debt, less current maturities	216,486	11,438
Below market sales contracts acquired, noncurrent	316,707	—
Other noncurrent liabilities	1,522,942	921,564

Total liabilities	2,822,502	1,117,521
Common stock, paid-in capital and retained earnings	913,390	156,356
Accumulated other comprehensive loss	(112,281)	(74,040)

Total stockholders’ equity	801,109	82,316

Total liabilities and stockholders’ equity	$3,623,611	$1,199,837

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Reconciliation of Net Income (Loss) to EBITDA
For the Quarter and Year Ended December 31, 2008 and 2007
(Dollars in thousands)
(Unaudited)

	Quarter Ended December 31,
	2008	2007
Reconciliation of net income (loss) to EBITDA:

Net income (loss)	$65,150	$(49,652)
Depreciation, depletion and amortization	43,626	21,592
Sales contract accretion	(127,663)	—
Asset retirement obligation expense	7,534	7,208
Interest income	(6,774)	(3,250)
Interest expense	6,362	1,833
Minority interests	—	629

EBITDA	$(11,765)	$(21,640)

	Year Ended December
	2008	2007
Reconciliation of net income (loss) to EBITDA:

Net income (loss)	$146,850	$(106,868)
Depreciation, depletion and amortization	125,356	85,640
Sales contract accretion	(249,522)	—
Asset retirement obligation expense	19,260	20,144
Interest income	(17,232)	(11,543)
Interest expense	19,526	8,337
Minority interests	—	4,721

EBITDA	$44,238	$431

EBITDA is defined as net income (loss) before deducting interest income and expense, income taxes, minority interests, asset retirement obligation expense, depreciation, depletion and amortization and net sales contract accretion excluding back-to-back coal purchase and sales contracts. We have included information concerning EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. The table above reflects the Company’s calculation of EBITDA.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.